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Exhibit 99.1

                              CAUTIONARY STATEMENT

The Tracker Corporation of America, Inc. ("Tracker" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward- looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement. The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

UNCERTAINTY OF MARKET ACCEPTANCE

The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the Tracker(TM) System, the complete efficacy of which has not yet been demonstrated.


LACK OF PUBLIC ACCEPTANCE OF THE COMPANY'S SERVICES

The Company's initial marketing efforts, which focused primarily on consumer applications for The Tracker(TM) System, were not successful. Penetrating other markets that will respond more favorably to the Company's products and services will present marketing and financial challenges for the Company. There can be no assurance that the Company will gain a significant level of commercial acceptance of its products and services in other markets.


HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

The Company has generated only modest revenue and has sustained significant operating losses each year since its inception. During the 12-month period ended March 31, 1998, the Company incurred a net loss of $90,467 from continuing operations (net of a $62,050 gain from discontinued operations) and, at the end of such period, had an accumulated deficit of $17,001,283. The Company expects to continue to incur losses through at least March 31, 2000. From the date of inception (May 6, 1993) through March 31, 1998, the Company had realized
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revenues of only $306,722 (net of realized revenues from discontinued operations of $10,800,893). The report of the independent accountants covering the Company's financial statements for the year ended March 31, 1998 expresses substantial doubt about its ability to continue as a going concern because it is a development stage company and has not yet been able to generate significant revenues or attract outside financing. There can be no assurance that the Company will be able to attract significant outside financing on terms acceptable to the Company or that the Company will achieve profitable operations. If the Company is unable to attract such financing or achieve profitable operations, it may be forced to cease or significantly limit its operations. The Company may never generate substantial operating revenue or achieve profitability. The Company's ability to generate revenue from operations and achieve profitability is dependent upon successful commercialization of the Tracker(TM) System and the Company's successful transition from a development stage company to a fully operating company.

EARLY STAGE OF COMPANY

As noted above, the Company is a development stage company and has generated only modest sales. The Company's operations and resulting cash flows are subject to all of the risks inherent in an emerging business enterprise. To achieve significant revenues and profitable operations on a continuing basis, the Company must successfully market, sell its products and services and operate its business. There can be no assurance that the Company will be able to do so. In addition, although the Company has been generating ongoing revenues since December 31, 1995, there can be no assurance that sales made by the Company will be at volumes and prices sufficient for the Company to achieve profitable operations.

CREDITOR CLAIMS

Pending the successful completion of the Offering, the Company anticipates that it will enter into agreements with its major creditors in which the Company settles approximately $650,000 in unsecured claims for not more than 30 cents on the dollar (i.e., approximately $200,000) or enters into installment payment arrangements providing for the full payment of such claims over a four-year term. If the Company is unable to conclude settlements on this basis, the Company will consider liquidating the claims of its creditors (to the extent permitted) by filing for bankruptcy protection and adopting a plan of reorganization under Chapter 11 of the U.S. bankruptcy laws.

RISK OF TECHNOLOGICAL OBSOLESCENCE

There can be no assurance that the Company's competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed Tracker(TM) System or that would render the Company's technology obsolete or noncompetitive. Most of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than

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